                                                                    EXHIBIT 99.3


                                                                  EXECUTION COPY

                            ASSET PURCHASE AGREEMENT
                            ------------------------


     AGREEMENT, dated as of January __, 1997, by and among Dedicated Medical Imaging, San Clemente, Inc., a California corporation ("Dedicated"), Long Beach Radiology Center, Ltd., a California limited liability company ("Long Beach", and together with Dedicated, the "Sellers"), Mr. Joseph Payne (the "Stockholder"), an individual residing in the State of California, on one hand, and San Clemente Resources, Inc. ("SCRI") and Long Beach Resources, Inc. ("LBRI", and together with SCRI, the "Buyers"), each a Delaware corporation, with a mailing address at 155 State Street, Hackensack, New Jersey 07601 and Medical Resources, Inc. ("MRI").

                              W I T N E S S E T H:
                              -------------------

     WHEREAS, Dedicated owns a diagnostic imaging facility operating as Oceanview Radiology Center located at 675 Camino DeLos Mares #101, San Clemente, California 92673 (the "San Clemente Center") and Long Beach owns a diagnostic imaging facility operating as Long Beach Radiology Center located in 2776 Pacific Avenue, Long Beach, California 90806 (the "Long Beach Center", and together with the San Clemente Center, the "Centers") and the Sellers own or have the right to use certain of the assets, properties, business and goodwill relating thereto (the "Business"); and

     WHEREAS, SCRI desires to acquire and Dedicated desires to sell the San Clemente Center and the Business operated at such Center and LBRI desires to acquire and Long Beach desires to sell the Long Beach Center and the Business operated at such Center upon the terms and subject to the conditions hereinafter set forth;

     WHEREAS, the Stockholder owns all of the outstanding common stock of Dedicated and 80% of the ownership interest in Long Beach and would derive substantial benefit from the consummation of transactions contemplated by this Agreement, which, among other things, includes his agreement not to compete with the Business or the Buyers as set forth herein;

     NOW, THEREFORE, in consideration of the premises and the mutual agreements herein contained, the Sellers, Stockholder and Buyers agree as follows:

                                   ARTICLE 1

                       SALE OF ASSETS AND PURCHASE PRICE

     1.1  Sale and Purchase of Assets.  On the basis of the representations,
          ---------------------------
warranties, covenants and agreements contained in this Agreement and subject to the terms and conditions set forth in this Agreement, on the Closing Date (as defined in Section 1.2 hereof), Dedicated and Long Beach shall sell, assign, transfer and deliver to SCRI and LBRI, respectively, and SCRI and LBRI shall purchase and acquire from Dedicated and Long Beach, respectively, free and clear of all Liens (as defined in Section 2.6(b) hereof) except as otherwise contemplated by Section 2.6 hereof, all of the assets of the Business associated with the San Clemente Center and the Long Beach Center, respectively, other than the assets listed on Schedule 1.1 (the "Excluded Assets"), including, without
                     ------------       ---------------
limitation, all machinery, equipment, supplies and furnishings used or held for use in the Business, as set forth on Schedule 2.6(A) hereto (all of the
                                     ---------------
foregoing, excepting only the Excluded Assets, being hereinafter referred to as the "Purchased Assets"). As used herein, the term "Purchased Assets" shall also
     ----------------
include, without limitation of the foregoing:

     (a) all of Long Beach's accounts receivable recorded as of the close of business on the date immediately preceding the Closing Date (as hereinafter defined) (including any related claims in respect of the collection thereof, collectively, the "Accounts Receivable");
                   -------------------

     (b) all leasehold improvements and tangible assets and properties of the Sellers, including machinery and equipment, tooling, tools, furniture, office equipment, furnishings and fixtures;

     (c) all inventories, including finished products, work-in-process, materials, parts, accessories and supplies of the Sellers;

     (d) all rights of the Sellers arising from, in and to all Contracts (as defined in Section 2.8) listed in Schedule 1.4(B) as Contracts to be assumed by
                                  ---------------
Buyers (the "Assumed Contracts").
             -----------------

     (e) all other assets reflected in the Balance Sheets (as defined in Section 2.4) and all assets acquired since the date of the Balance Sheets, but excluding assets disposed of in the ordinary course of business since the date of the Balance Sheets and cash distributed to stockholders of the Sellers, or assets which have been abandoned by the Sellers since the date of the

Balance Sheets, which assets are not, individually or in the aggregate, material to the operation of the Business;

     (f)  all security deposits and prepaid expenses of the Sellers;

     (g) all warranties and claims or potential claims against the Sellers' suppliers or lessors with respect to any assets included in the Purchased Assets to the extent said warranties and claims may be assignable; and

     (h)  all names (including the tradenames set forth in Schedule 2.6(D)),
                                                           ---------------
Proprietary Rights (as defined in Section 10.13), contractual rights, telephone numbers, Licenses (as defined in Section 2.7) which are capable of being transferred pursuant to applicable law, books and records, business and goodwill of the Sellers relating to the Business and the Purchased Assets.

     1.2  Closing Date.  The purchase and sale of the Business and Purchased
          ------------
Assets (the "Closing") shall take place on January __, 1997 at the offices of Werbel & Carnelutti, 711 Fifth Avenue, New York, New York 10022 at 10:00 a.m., New York City time, or as soon thereafter as all of the conditions specified in Articles 5 and 6 of this Agreement shall be satisfied or waived, or at such other place or time or on such other date as the Sellers and Buyers may agree upon in writing (such date and time being hereinafter called the "Closing Date").
 ------------

     1.3  Purchase Price.  (a)  As consideration for the Purchased Assets sold
          --------------
by Dedicated and subject to the terms and provisions of this Agreement, SCRI shall pay to Dedicated the purchase price (the "Dedicated Purchase Price") in
                                                ------------------------
the form and manner as follows, as follows:

     (i) SCRI shall pay to Dedicated an aggregate of $1,030,000 by certified check or wire transfer on the Closing Date (the "Closing Date Amount"); and
                                                 -------------------

     (ii) SCRI shall also pay to Dedicated additional compensation (the "Dedicated Additional Compensation") equal to the product of (x) 4.0 times (y)
----------------------------------
the excess, if any, of (I) the Defined Net Income (as defined below) of the San Clemente Center for the annual period (the "Measurement Period") beginning with
                                            ------------------
the first day of the first month following the Closing Date to the date which is the one year anniversary of such date (the "Anniversary Date") over (II)
                                            ----------------
$250,000; provided, that the maximum amount of Dedicated Additional Compensation
          --------
payable to Dedicated hereunder shall be $2,000,000; provided further, that the
                                                    -------- -------
amount of Dedicated Additional Compensation shall be reduced by an amount equal to the LB Loss Amount (as defined below) in accordance with Section

1.3(b). As used in this Section 1.3(a), "Defined Net Income" shall mean, for any
                                         ------------------
period, net income of the San Clemente Center computed in accordance with generally accepted accounting principles plus depreciation and amortization
                                         ----
during such period minus repayments of principal in respect of indebtedness for
                   -----
borrowed money for such period; provided that, no general corporate overhead
                                --------
expenses of MRI or any of its affiliates allocated to the San Clemente Center (other than direct costs related to such Center, such as marketing expenses) shall be deducted from the revenues of the San Clemente Center in calculating Defined Net Income; and provided further, that any compensation paid to
                        -------- -------
Stockholder under the Consulting Agreement (as hereinafter defined) shall not be included as an expense item in the calculation of Defined Net Income but such Consulting Agreement compensation shall reduce, by a like amount, the amount of Dedicated Additional Compensation, if any, payable to Dedicated. The Dedicated Additional Compensation, if any, payable to Dedicated shall be paid in shares (the "Dedicated Earnout Shares") of common stock (the "MRI Common Stock"), par
      ------------------------                         ----------------
value $.01 per share, of MRI, registered under the Securities Act of 1933, as amended (the "Securities Act"), for resale by Dedicated. With respect to any
              --------------
Dedicated Additional Compensation so payable, SCRI shall issue such number of shares of MRI Common Stock as shall equal the quotient obtained by dividing such Dedicated Additional Compensation by the Market Value (as defined below) of the MRI Common Stock as of the third trading day immediately preceding the Dedicated Payment Date (as defined below). Within 60 days of the Anniversary Date, SCRI shall provide to Dedicated a written calculation of the Dedicated Additional Compensation, if any, which is payable hereunder and shall certify as to the Defined Net Income for such Measurement Period. Such shares of MRI Common Stock shall be issued to Dedicated within 90 days of the Anniversary Date (such date of issuance, the "Dedicated Payment Date").
                  ----------------------

     (b) As consideration for the Purchased Assets sold by Long Beach and subject to the terms and provisions of this Agreement, LBRI shall pay to Long Beach the purchase price in the form and manner set forth in this Section 1.3(b). LBRI shall pay to Long Beach an amount (the "Long Beach Compensation",
                                                      -----------------------
and together with the Dedicated Additional Compensation, the "Earnout
                                                              -------
Compensation") equal to the product of (x) 4.0 times (y) the LB Defined Net
------------
Income (as defined below) of the Long Beach Center, if any, for the annual period (the "Annual Period") beginning with the first day of the first month
             -------------
following the Closing Date to the date which is the one year anniversary of such date (the "LB Anniversary
           --------------

Date"). As used in this Section 1.3(b), "LB Defined Net Income" shall mean, for
----                                     ---------------------
any period, net income of the Long Beach Center computed in accordance with generally accepted accounting principles; provided that, no general corporate
                                          --------
overhead expenses of MRI or any of its affiliates allocated to the Long Beach Center (other than direct costs related to such Center, such as marketing expenses) shall be deducted from the revenues of the Long Beach Center in calculating LB Defined Net Income. Within 60 days of the LB Anniversary Date, LBRI shall provide to Long Beach a written calculation of the Long Beach Compensation, if any, which is payable hereunder and shall certify as to the LB Defined Net Income for such Annual Period. LBRI shall pay 25% of the Long Beach Compensation in cash to Long Beach within 90 days of the LB Anniversary Date (such date of issuance, the "LB Payment Date") and shall pay the remaining 75%
                             ---------------
of the Long Beach Compensation in three equal cash installments without interest on the dates which are 3, 6 and 9 months from such LB Payment Date. To the extent the operations of the Long Beach Center result in a net operating loss for the Annual Period, the amount of Dedicated Additional Compensation, if any, payable to Dedicated pursuant to Section 1.3(a)(ii) shall be reduced by an amount equal to the amount of such net operating loss which is not reimbursed to LBRI under any guaranty of Pacific Hospital of Long Beach (the "LB Loss Amount").
                                     --------------

     (c)  Guaranty by MRI of Purchase Price. To induce Sellers to execute and
          ---------------------------------
deliver this Agreement and the other agreements contemplated hereby, by execution hereof, MRI, the indirect owner of all of the outstanding stock of Buyers, hereby absolutely and unconditionally guarantees the full, prompt and faithful performance by Buyers of the payment of all sums to be paid to Sellers and the issuance of all shares of MRI Common Stock to Sellers pursuant to this
Section 1.3. If Buyers fail to fully pay all or any part of any sums due Sellers hereunder when due or deliver any shares of MRI Common Stock when due, MRI shall immediately pay to Sellers the amounts due and unpaid by Buyers or issue the shares then due, as the case may be, it being understood that each obligation to pay any such amount or issue such shares constitutes the direct and primary obligation of MRI.

     (d)  Resolution of Certain Disputes. Any controversy among Sellers and
          ------------------------------
Buyers relating to the calculation of Dedicated Additional Compensation and Long Beach Compensation pursuant to the provisions of Sections 1.3(a)(ii) and Section 1.3(b) shall be resolved by presenting the dispute for review by a "Big Six" or other firm of certified public accountants agreed upon by the parties. Such accounting review shall be only of such scope as shall be necessary, in the opinion of the selected firm of accountants, to resolve such dispute and the decision of such firm shall be final and binding on the parties. Sellers and Buyers agree to provide any books and records of the Business in their possession which, in the opinion of such firm, is necessary for their review. The parties shall share equally the costs of such an accounting review. Dedicated or Long Beach, as applicable, shall notify the Buyers of any objection to the calculation of its Earnout Compensation within 10 business days of receipt of the calculation with respect its Earnout Compensation. The failure by Dedicated or Seller to provide Buyers with notice of such objection within such 10-day period shall be deemed an acceptance by such Seller of the calculation of its respective Earnout Compensation. Notwithstanding the existence of a dispute regarding either Earnout Compensation, the undisputed portion of any such Earnout Compensation shall be paid to the applicable Seller in accordance with
Section 1.3(a)(ii) or 1.3(b), as the case may be.

     (e)  Allocation of Purchase Price.  Sellers and the Buyers agree to
          ----------------------------
allocate the Dedicated Purchase Price and the Long Beach Compensation in accordance with IRC Section 1060. Buyers and Sellers shall use reasonably diligent efforts to agree to such allocation by the Closing and, in any event, such allocation shall be agreed to by Sellers and the Buyers within 30 days of the Closing Date or the date on which such amounts are paid. In addition, Sellers and the Buyers hereby agree to file timely any information that may be required to be filed pursuant to Treasury Regulations promulgated under IRC Section 1060.

     1.4  Liabilities.  Buyers shall not assume or be bound by any duties,
          -----------
responsibilities, obligations or liabilities of the Sellers, the Business or the Centers of any kind or nature, known, unknown, contingent or otherwise (including, without limitation, any benefit plan maintained by the Sellers, any professional fees or any liabilities set forth on Schedule 1.4(A)), except as
                                                  ---------------
specifically set forth on Schedule 1.4(B) annexed hereto (the "Assumed
                          ---------------                      -------
Liabilities"), provided that, the Assumed Liabilities of Dedicated relating to
-----------    --------
the San Clemente Center shall be assumed solely by SCRI and the Assumed Liabilities of Long Beach relating to the Long Beach Center shall be assumed solely by LBRI. All liabilities and obligations retained by the Sellers are referred to herein as "Retained Liabilities."
                       --------------------

     1.5  Additional Closing Date Deliveries and Actions.
          ----------------------------------------------
     (a) On the Closing Date, the Sellers shall (i) deliver, or execute and deliver, to the Buyers (w) a Bill of Sale, Assignment and Assumption Agreement in substantially the form annexed hereto as Exhibit A with respect to the Purchased Assets, including the Assumed Contracts, (x) all evidences of consents, waivers or approvals obtained by the Sellers in respect of the consummation of the transactions contemplated by this Agreement, (y) all of the documents, instruments and opinions contemplated to be delivered by the Sellers to Buyers on the Closing Date pursuant to Article 5 hereof and (z) all such other bills of sale, assignments and other instruments of transfer or conveyances as Buyers may reasonably request or as may otherwise be necessary to evidence and effect the transactions contemplated hereby and (ii) take all steps and actions as Buyers may reasonably request or as may otherwise be necessary to put Buyers in actual possession and control of the Purchased Assets at the locations where such Purchased Assets are held or maintained prior to Closing. All of the documents described in (w) through (z) hereof are hereinafter referred to as "Sellers' Closing Documents".

     (b) On the Closing Date, Buyers or MRI, as applicable, shall (i) deliver, or execute and deliver, to the Sellers (x) a

Bill of Sale, Assignment and Assumption Agreement in substantially the form annexed hereto as Exhibit A with respect to the Purchased Assets, including the Assumed Contracts, (y) the Closing Date Amount and (z) all of the documents, instruments and opinions contemplated to be delivered by Buyers or MRI to the Sellers on the Closing Date pursuant to Article 6 hereof, and (ii) take all steps and actions as may be reasonably necessary to effectuate the transactions contemplated hereby. All of the documents described in (x) through (z) hereof are hereinafter referred to as "Buyers' Closing Documents" and, collectively with Sellers' Closing Documents, the "Closing Documents".

     1.6  Consents, Waivers and Further Assurances.  From time to time following
          ----------------------------------------
the Closing, the Sellers and Stockholder shall execute and deliver, or cause to be executed and delivered, to Buyers such other instruments of assignment, conveyance and transfer as Buyers may reasonably request or as may be otherwise necessary to effect the transactions contemplated hereby.

     1.7  Termination.  Anything contained in this Agreement to the contrary
          -----------
notwithstanding, this Agreement may be terminated and the transactions contemplated herein abandoned at any time prior to the Closing Date (a) by the mutual written agreement of Buyers and the Sellers; (b) by Buyers or the Sellers in the event of any material breach by the other party of any of its agreements, representations or warranties contained herein; or (c) by either the Buyers or the Sellers, if the Closing has not occurred on or before February 29, 1997 (provided, however, that if the party seeking to terminate this Agreement pursuant to this clause has failed to use good faith and best efforts to bring about the Closing, or is in breach of a representation, warranty or covenant contained herein beyond any applicable grace period, that party shall not have the right to terminate the Agreement pursuant to this clause), or such later date as may be agreed upon in writing by the Sellers and Buyers (the "Termination Date"). Notwith standing any such termination, the provisions of
 ----------------
Section 8.1 of this Agreement shall remain in full force and effect and no such termination shall be deemed to constitute a release or waiver by either party of any claim against the other party hereto based on any breach by such party of its agreements or its representations and warranties contained herein.

                                   ARTICLE 2

                         REPRESENTATIONS AND WARRANTIES
                         OF THE SELLERS AND STOCKHOLDER

     As an inducement to Buyers to enter into this Agreement and to consummate the transactions contemplated hereby, each Seller, severally with respect to the Center and the Purchased Assets owned by it, and the Stockholder, jointly and severally with each Seller with respect to the Center and the Purchased Assets owned by such Seller, represent and warrant to Buyers and agree as follows:

     2.1  Organization and Qualification.  Each of the Sellers is a corporation
          ------------------------------
or limited liability company, as the case may be, organized, validly existing and in good standing under the laws of the State of California, and is duly qualified as a foreign corporation or limited liability company, as the case may be, in all jurisdictions where the ownership of its property or conduct of its business require it to so qualify. The Sellers have all requisite power and authority to own or lease their properties and the Purchased Assets and to conduct their business as presently conducted. Stockholder is the sole shareholder of Dedicated and holds an 80% limited liability company interest in Long Beach.

     2.2  Authority to Effect Transactions.  (a) Each of the Sellers and
          --------------------------------
Stockholder has all requisite power and authority to execute, deliver and perform this Agreement and all of Sellers' Closing Documents. All necessary corporate or limited liability company action, as the case may be, on the part of the Sellers has been or will be prior to the Closing Date duly taken to authorize the execution, delivery and performance by the Sellers of this Agreement and all of Sellers' Closing Documents. This Agreement has been duly authorized, executed and delivered by the Sellers, has been duly executed and delivered by Stockholder, and is the legal, valid and binding obligation of each of the Sellers and Stockholder, enforceable against each of the Sellers and Stockholder in accordance with its terms except (x) as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally, and (y) to the extent that such enforceability is subject to general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law). Each of Sellers' Closing Documents has been duly authorized by the Sellers or the Stockholder, as appropriate, and, upon execution and delivery by the Sellers and Stockholder, as contemplated hereby, will be the legal, valid and binding obligations of each of the Sellers and Stockholder, enforceable against each of the Sellers and Stockholder in accordance with its terms except (x) as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally, and (y) to the extent that such enforceability is subject to general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law).

     (b) Except as set forth in Schedule 2.2(B) hereto, (i) no consent,
                                ---------------
authorization, approval, order, license, certifi cate, permit or act of or from, or declaration or filing with, any foreign, federal, state, local or other governmental authority or regulatory body or any court or other tribunal or any party to any contract, agreement, instrument, lease or License (as defined in Section 2.7) to which any of the Sellers or Stockholder is a party or by which any of the Sellers or Stockholder is bound or to which any of the Purchased Assets is subject, is required for the execution, delivery or performance by the Sellers or Stockholder of this Agreement or any of Sellers' Closing Documents or the consummation of the transactions contemplated hereby or thereby and (ii) neither the execution, delivery or performance of this

Agreement or any of Sellers' Closing Documents nor the consummation of the transactions contemplated hereby or thereby (v) conflicts with or will conflict with, or (with or without the giving of notice or the passage of time or both) results or will result in a breach of the terms, conditions or provisions of,
(w) constitutes or will constitute a default under, (x) results or will result in the creation of any Lien upon any of the Purchased Assets pursuant to, (y) constitutes or will constitute an event creating rights of acceleration, termination or cancellation, or loss of rights under, or (z) results or will result in a violation of, (A) the Sellers' organizational documents and agreements, each as amended to date, (B) any law, statute, rule, regulation, order, award, judgment or decree to which the Sellers, Stockholder or any of the Purchased Assets is subject or (C) any contract, agreement, instrument, lease or License to which any of the Sellers or Stockholder is a party or by which it is bound.

     2.3  Subsidiaries.  The Sellers have no subsidiaries.  The Sellers own no
          ------------
interest, directly or indirectly, and have no commitment to purchase any interest, direct or indirect, in any other corporation, partnership or enterprise.

     2.4  Financial Statements and Liabilities.  (a)  The Sellers have delivered
          ------------------------------------
to Buyers true and correct copies of the following: unaudited balance sheets of the Sellers as of November 30, 1996 (the "Balance Sheets") and unaudited statements of operations (the "Statements of Operations"; the Balance Sheets and Statements of Operations are herein referred to as the "Financial Statements") of the Sellers. The Balance Sheets present fairly the financial condition, assets, liabilities and stockholder's equity of the Sellers as of their dates; the Statements of Operations present fairly the results of operations of the Sellers for the period indicated and present fairly the information purported to be shown therein. The Financial Statements are correct and complete in all material respects and are in accordance with the books and records of the Sellers.

      (b)  Except as set forth in Schedule 2.4(B) hereto, the Sellers are not
                                  ---------------
subject to any liability (including, without limitation, unasserted claims, whether known or unknown, and liabilities for federal, state or local income tax), whether absolute, contingent, accrued or otherwise, with respect to the Purchased Assets, the Business or the Centers which is not shown or which is in excess of the amount shown or reserved for on the Balance Sheets, other than liabilities of the same class or category as those set forth on the face of the Balance Sheets which were reasonably incurred in the ordinary course of business of the

Sellers consistent with past practice after the Balance Sheet Date (as defined below). All information provided by Sellers to Buyer concerning Sellers' accounts payable and accrued liabilities has been true and accurate in all material respects as of the respective dates of such information.

     2.5  Absence of Certain Developments.  Except as contemplated by this
          -------------------------------
Agreement, or as otherwise set forth on Schedule 2.5 hereto, since November 30,
                                        ------------
1996 (the "Balance Sheet Date"), the Business has been conducted in all material respects only in the ordinary course of business consistent with past practice. Except as set forth on Schedule 2.5 hereto, since the Balance Sheet Date, there
                       ------------
has been (a) no material adverse change in the Purchased Assets, the Business, the liabilities, operations, profits, condition (financial or otherwise) or prospects of the Centers, and, to the best of the Sellers' and Stockholder's knowledge, no fact or condition exists relating specifically to the Sellers (except for market and industry conditions affecting providers of diagnostic imaging services generally) or is contemplated or threatened which might reasonably be expected to cause such a change in the future, and (b) no damage, destruction, loss or claim or condemnation or other taking materially and adversely affecting the Purchased Assets.

     2.6  Tangible Personal Property; Title and Liens.  (a)  Set forth on
          -------------------------------------------
Schedule 2.6(A) hereto is a list of all of the tangible personal property
---------------
included in the Purchased Assets, which list distinguishes between the property of Dedicated and the property of Long Beach.

     (b) The Sellers have good and marketable title to all of the Purchased Assets free and clear of all mortgages, liens, security interests, easements, encumbrances, equities, claims and obligations to other Persons (as such term and all other defined terms used herein and not otherwise defined are defined in
Section 10.13) of every kind and character (any of the foregoing, a "Lien"), other than as set forth on Schedule 2.6(B) hereto (each Lien expressly set forth
                           ---------------
on such Schedule is a "Permitted Lien"). Upon delivery to Buyers on the Closing Date of the instruments of assignment and transfer contemplated by this Agreement, the Sellers will thereby transfer to and vest in Buyers good and marketable title to the Purchased Assets, free and clear of all Liens other than Permitted Liens. The Sellers shall discharge and indemnify Buyers from and against any and all claims, suits, actions, proceedings (formal and informal), investigations, judgments, deficiencies, damages, settlements, liabilities, losses, costs and legal and other expenses resulting or arising from any and all

Liens existing on the Closing Date (whether inchoate, or not, and whether perfected or not) on or with respect to any Purchased Assets, except Permitted Liens. Except as set forth on Schedule 1.1 hereto, the Purchased Assets
                              ------------
constitute all assets and properties presently used in the operation of the Business as it is currently being operated.

     (c)  The real property owned or leased by the Sellers which is used in the
conduct of the Business is set forth on Schedule 2.6(C).   No default or event
                                        ---------------
of default on the part of the Sellers, and no event which with the giving of notice or the passage of time would constitute a default, with respect to such leases, has occurred and is continuing unremedied or unwaived.

     (d) (i)  The Sellers have the right to use each Proprietary Right listed in

Schedule 2.6(D) in the manner and location now used, and except as otherwise set
---------------
forth therein, all of such Proprietary Rights are, and will be on the Closing Date, free and clear of all royalty obligations and Liens. There are no claims pending, or, to the Stockholder's or Sellers' best knowledge, threatened against the Sellers that their use of any of the Proprietary Rights listed on Schedule
                                                                      --------
2.6(D) infringes the rights of any Person. The Sellers and the Stockholder have
------
no knowledge of any conflicting use of any of such Proprietary Rights.

     (ii) The Sellers have no trade name, service mark, patent, copyright or trademark related to its Business, except those which are set forth in Schedule
                                                                       --------
2.6(D), which are all those necessary for the operation of the Business as
------
presently conducted.

     (iii) The Sellers are not a party in any capacity to any franchise, license or royalty agreement respecting any Proprietary Rights and, there is no conflict with the rights of others in respect to the Proprietary Rights now used in the conduct of the Business and the Sellers and the Stockholder are unaware of any facts of circumstances which might give rise to the foregoing.

     2.7  Licenses and Authorizations; Third Party Payors.  The Sellers own,
          -----------------------------------------------
hold or possess all foreign, federal, state or local governmental licenses, franchises, permits, privileges, approvals and other authorizations and licenses which are necessary to entitle them to own or lease the Purchased Assets and to conduct and carry on the Business substantially as presently conducted (the "Licenses"), except for such Licenses which if not maintained would not have a
---------
material adverse effect on the continuing operation of the Business at any Center. Set forth on Schedule 2.7 hereto is a list and brief description of
                      ------------
each of the Licenses. Each of the Licenses is valid and in full force and effect, and will continue in full force and effect, without default or forfeiture of any rights thereunder after the consummation of the transactions contemplated hereby. No notice of cancellation, default or breach of or any dispute concerning any of the Licenses owned, possessed or held by the Sellers or of any event or condition or state of facts described in the next following sentence has been received by the Sellers or Stockholder with respect to any of such Licenses. There is not now pending, or to the knowledge of the Sellers or Stockholder threatened, any action to revoke, cancel, rescind, modify or refuse to renew in the ordinary course any of the Licenses. The Sellers and Stockholder have performed and fulfilled in all material respects all of their respective obligations under each of the Licenses, and none of the Sellers or the Stockholder is aware of any event or condition or state of facts which constitutes or, after notice or lapse of time or both, would constitute a breach or default under any of such Licenses or which permits or, after notice or lapse of time or both, would permit revocation or termination of any of such Licenses or which would materially adversely affect any of the rights of the Sellers thereunder. Neither the Sellers nor the Stockholder make any representation or warranty regarding the ability of the Buyers or MRI to continue any relationship with third party payors of services of the Centers.

     2.8  Contracts and Other Instruments.
          -------------------------------

     (a) To the best of Sellers' and Stockholder's knowledge, Schedule 2.8
                                                              ------------
hereto sets forth a list of all contracts, agreements, instruments and leases to which the Sellers or Stockholder, on behalf or for the benefit of the Sellers, are a party or by which they are bound, relating to the Business or to which any of the Purchased Assets are subject (collectively, together with any contracts, agreements, instruments and leases entered into by the Sellers or Stockholder with respect to the Business between the date hereof and the Closing Date consistent with the terms of this Agreement, being herein called the "Contracts"). To the best of Sellers' and Stockholder's knowledge, the Sellers
 ---------
and Stockholder have provided Buyers with, or made available for review by Buyers, a true and complete copy of each Contract.

     (b) Each of the Contracts constitutes the valid and binding obligation of the Sellers and/or Stockholder and, to the best of the Sellers' and Stockholder's knowledge, the other party thereto, is in full force and effect. The Sellers and/or Stockholder have performed and fulfilled all of their material obligations under each of such Contracts required to be performed as of the date hereof, are not in default or breach thereunder, and, to the knowledge of the Sellers and Stockholder, no other party is in default or breach thereunder.

     2.9  Employees.
          ---------

     (a) Schedule 2.9(A) hereto contains (i) a list of the names and
         ---------------
relationships with the Sellers of all employees of the Sellers as of the date hereof, (ii) a description of all agreements (oral or written) with such employees, (iii) the dates on which such employees commenced working for the Sellers, (iv) any increase in such employee's compensation since January 1, 1996, and (v) the compensation of such employees. Except as set forth on
Schedule 2.9(B) hereto, the Sellers are not a party to any collective bargaining
---------------
agreement, employment agreement, retirement plans (whether qualified or non-qualified), deferred compensation or severance agreement, consulting or advisory agreement, confidentiality agreement or covenant not to compete (except as set forth in this Agreement) relating to the employees or otherwise relating to the Business.

     (b) The Sellers have complied in all material respects with all applicable laws, rules and regulations affecting the employment of labor, including, but not limited to, those relating to wages, hours, discrimination and the payment of social security, withholding and similar taxes, and is not liable for any arrears of wages or any penalties for failure to comply with any of the foregoing. There are no controversies pending, or, to the best of the Stockholder's or Sellers' knowledge, threatened between the Sellers and any of its employees, or any labor unions or collective bargaining unit representing or purporting to represent any of its employees.

     2.10  Compliance with Laws; Litigation.  The Purchased Assets and their
           --------------------------------
uses comply with, and the Sellers with respect to the Purchased Assets and Business are in compliance with, all applicable laws, regulations, rules, or ordinances of, and all applicable judgments, writs, decrees, injunctions and orders of, any foreign, federal, state, local or other governments or court or governmental departments, commissions, bureaus, agencies or instrumentalities, including but not limited to, all healthcare and environmental laws, except where noncompliance would not have a material adverse effect on the continuing operation of the Business at any Center. The Sellers are not, with respect to the Business, the Centers or the Purchased Assets subject to any judgments, writs, decrees, injunctions or orders of any foreign, federal, state or local government or court or governmental department, commission, bureau, agency or instrumentality. Except as set forth on Schedule
                                                                       --------
2.10 hereto, there is no suit, action, administrative
----
proceeding, arbitration or other proceeding or governmental investigation involving the Sellers or Stockholder pending or, to the best knowledge of the Sellers and Stockholder, threatened against the Sellers or Stockholder with respect to the Business, the Centers or the Purchased Assets (including, without limitation, any claim for medical malpractice), nor, to the best knowledge of Stockholder or Sellers, is there any reasonable basis for any of the same, nor has there been any at any time during the last five years, and there are no suits, actions, administrative proceedings, arbitrations or other proceedings or investigations pending in which the Sellers or Stockholder is the plaintiff or claimant relating to the Business, the Centers or the Purchased Assets. There is no suit, action, administrative proceeding, arbitration or governmental investigation involving the Sellers or Stockholder, pending or, to the best knowledge of the Sellers and Stockholder, threatened, which questions the legality, validity or propriety of the transactions contemplated by this Agreement.

     2.11  Machinery, Equipment and Supplies.  All machinery, equipment and
           ---------------------------------
supplies of the Sellers included in the Purchased Assets are in good and usable condition, ordinary wear and tear excepted.

     2.12  Insurance.  Schedule 2.12 hereto sets forth a list of all policies of
           ---------   -------------
insurance in force with respect to the Purchased Assets, the Centers or the Business. Other than the notice received on January 21, 1996 regarding the general liability policy for the Long Beach Center, the Sellers have received no notices of any pending or threatened terminations with respect to such policies and the Sellers are in compliance with all material conditions contained therein. All such policies are valid and enforceable and in full force and effect and are sufficient for all applicable requirements of law. All such policies will remain in full force and effect through the Closing Date.

     2.13  Tax and Other Returns and Reports.  There are no pending questions,
           ---------------------------------
nor claims asserted for, ad valorem taxes or assessments upon the Purchased
                         -- -------
Assets nor are there any tax Liens outstanding against any of the Purchased Assets. The Sellers have paid or caused to be paid to Federal, state and local authorities all amounts required to be paid by Federal, state and local law or regulations with respect to withholding from the wages of the Sellers' employees.

     2.14  Accounts Receivable; Accounts Payable.
           -------------------------------------

     (a) The Sellers have good title, free and clear of all Liens except Permitted Liens, to the receivables reflected on their balance sheets. Such accounts receivable have arisen from bona fide transactions entered into in the ordinary course of business (provided, however, that neither the Sellers nor the Stockholder guarantees collection thereof) and are not in dispute or subject to defense, counterclaim or set-off.

     (b)  Except as set forth on Schedule 2.14, all of the Sellers' trade and
                                 -------------
lender accounts payable and any other obligation relating to the Business are, and shall be at the Closing Date, current in accordance with their terms.

     2.15  Environmental Matters.  To the best of Sellers' and Stockholder's
           ---------------------
knowledge after due inquiry, there has been:

     (a) no release or threatened release of any hazardous substance, pollutant or contaminant as each such term presently is defined by the Comprehensive Environmental Response, Compensation and Liability Act, as amended, resulting from any activity by or on behalf of the Sellers or any predecessor in interest, including but not limited to, the generation, handling, storage, treatment, transportation or disposal of any hazardous substance, pollutant or contaminant at the premises on which the Centers are located (the "Premises");
                                                       --------

     (b) past or future action taken or to be taken by any federal, state or local entity or by any private party under any federal, state or local statute, rule, regulation or guideline concerning the release of any hazardous substance, pollutant or contaminant into the soil, air, surface or subsurface waters or the environment in general from the Premises; and

     (c) claims or actions brought or which may be brought by any third party for damages occurring at or outside of the Premises resulting from the alleged release or threatened release of any hazardous substance, pollutant or contaminant by the Sellers or any predecessor in interest, including but not limited to, claims for health effects to persons, property damage and/or damage to natural resources; nor do the Sellers have any knowledge of any basis for any of the foregoing.

     2.16  Brokers.  Neither the Sellers, Stockholder nor any Affiliate of the
           -------
Sellers or Stockholder has incurred any liability or obligation to any broker, finder or agent for any brokerage fees, finder's fees or commissions with respect to the transactions contemplated by this Agreement.

     2.17  Disclosure.  No representation or warranty by the Sellers or
           ----------
Stockholder contain, or on the Closing Date will contain, any untrue statement of material fact or omits, or on the Closing Date will omit to state, a material fact necessary to make the statements not misleading.

                                   ARTICLE 3

                REPRESENTATIONS AND WARRANTIES OF BUYERS AND MRI

     As an inducement to the Sellers and the Stockholder to enter into this Agreement and to consummate the transactions contemplated hereby, Buyers and MRI jointly and severally represent and warrant to the Sellers and the Stockholder and agree as follows:

     3.1  Organization.  Each of the Buyers and MRI is a corporation duly
          ------------
organized, validly existing and in good standing under the laws of the State of Delaware. Each of the Buyers and MRI has all requisite corporate power and authority to own or lease its properties and assets and to conduct its business as presently conducted. Each Buyer is a wholly owned subsidiary of MRI.

     3.2  Authority to Effect Transactions.  (a)  Each of the Buyers and MRI has
          --------------------------------
all requisite corporate power and authority to execute, deliver and perform this Agreement and Buyers' Closing Documents. All necessary corporate action on the part of Buyers and MRI has been duly taken to authorize the execution, delivery and performance of this Agreement and Buyers' Closing Documents. This Agreement has been duly authorized, executed and delivered by

Buyers and MRI, and is the legal, valid and binding obligation of Buyers and MRI enforceable against Buyers and MRI in accordance with its terms. Buyers' Closing Documents have been duly authorized by Buyers and MRI, as the case may be, and, upon execution and delivery by Buyers and MRI as contemplated hereby, will be the legal, valid and binding obligations of Buyers and MRI, enforceable against Buyers and MRI in accordance with their terms. The Dedicated Earnout Shares delivered pursuant to the terms hereof, shall, when so delivered, be duly and validly issued and fully paid and non-assessable and free from all taxes, liens and charges with respect to the issue thereof.

     (b) (i) No consent, authorization, approval, order, license, certificate or permit of or from, or declaration or filing with, any foreign, federal, state, local or other governmental authority or regulating body or any court or other tribunal or any party to any contract, agreement, instrument, lease or license to which either Buyer or MRI is a party or by which it is bound, is required for the execution, delivery or performance by Buyers or MRI of this Agreement or any of Buyers' Closing Documents or in connection therewith or for consummation of the transactions contemplated hereby or thereby and (ii) neither the execution, delivery or performance by Buyers or MRI of this Agreement or any of Buyers' Closing Documents, nor the consummation of the transactions contemplated hereby or thereby (w) conflicts with or will conflict with or (with or without the giving of notice or the passage of time or both) results or will result in a breach of the terms, conditions or provisions of, (x) constitutes or will constitute a default under, (y) constitutes or will constitute an event creating rights of acceleration, termination or cancellation, or loss of rights under, or (z) results or will result in a violation of, (A) the certificate of incorporation, by-laws or other constitutional documents, each as amended to date, of Buyers or MRI, (B) any law, statute, rule, regulation, order, award, judgment or decree to which either Buyer or MRI is subject, or (c) any contract, agreement, instrument, lease or license to which either Buyer or MRI is a party or by which it is bound.

     3.3  Litigation.  There is no suit, action, administrative proceeding,
          ----------
arbitration or other proceeding or governmental investigation (including by the Securities and Exchange Commission ("SEC") or The Nasdaq Stock Market) pending
                                     ---
or, to the best knowledge of Buyers or MRI, threatened against Buyers or any MRI Group Entity, which questions the legality, validity or propriety of the transactions contemplated by this Agreement, which would reasonably be expected to have a material adverse effect on the business of MRI and its subsidiaries taken as whole, or which would suspend or disqualify trading of the MRI Common Stock on The Nasdaq Stock Market.

     3.4  SEC Reports. Since September 1, 1995, MRI and its subsidiaries have
          -----------
timely filed (i) all forms, reports, statements and other documents required to be filed with (A) the SEC, including, without limitation (1) all Annual Reports on Form 10-K, (2) all Quarterly Reports on Form 10-Q, (3) all proxy statements relating to meetings of stockholders (whether annual or special), (4) all Current Reports on Form 8-K, (5) all other reports or registration statements and (6) all amendments and supplements to all such reports and registration statements (collectively, the "SEC Reports"), (B) The Nasdaq Stock Market and
                               -----------
(C) any other applicable state securities authorities and (ii) all forms, reports, statements and other documents required to be filed with any other applicable federal or state regulatory authorities, except where the failure to file any such forms, reports, statements or other documents would not have an material adverse effect on MRI's or either Buyer's ability to perform the transactions contemplated hereby (all such forms, reports, statements and other documents in clauses (i) and (ii) of this Section 3.4 being referred to herein, collectively, as the

"Reports"). The Reports, including all Reports filed after the date of this
 -------
Agreement and prior to the Closing Date (x) were or will be prepared in all material respects in accordance with the requirements of applicable law (including, with respect to the SEC Reports, the Securities Act and the Securities Exchange Act of 1934, as the case may be, and the rules and regulations of the SEC thereunder applicable to such SEC Reports) and (y) did not at the time they were filed, or will not at the time they are filed, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The outstanding shares of MRI Common Stock are duly qualified for listing on The Nasdaq Stock Market.

                                   ARTICLE 4

             CONDUCT OF BUSINESS AND TRANSACTIONS PRIOR TO CLOSING

     Between the date hereof and the Closing Date:

     4.1  Access.  The Sellers shall (a) afford to the officers, stockholders,
          ------
employees, consultants, attorneys, agents, engineers, accountants and other representatives ("Agents") of

Buyers and of any prospective lenders or to investors in Buyers or its Affiliates (the "Buyers' Lenders and Investors") free and full access to the properties, assets, books and records of the Sellers relating to the Purchased Assets, (b) permit them to make extracts from and copies of such books and records and (c) from time to time furnish to Buyers, Buyers' Agents or Buyers' Lenders and Investors such financial and operating data and other information concerning the results of operations of the Centers and the Business as Buyers may reasonably request including all interim financial statements with respect to the Centers. No investigation by or on behalf of Buyers shall affect the representations and warranties of Stockholder and the Sellers hereunder.

     4.2  Conduct of Business.  The Sellers, Stockholder,  Buyers and MRI shall
          -------------------
refrain from taking any action which would render any of their respective representations and warranties inaccurate in any material respect as of the Closing Date, except for changes therein permitted by this Agreement or resulting from transactions carried out pursuant to this Agreement. Each party shall promptly notify the other of any action, suit, proceeding or investigation that may be threatened, brought, asserted or commenced of which it becomes aware that would have been required to be disclosed hereunder or listed, in the case of the Sellers or the Stockholder, on Schedule 2.10 hereto, if such action, suit, proceeding or
                    -------------
investigation had arisen or were in existence on or prior to the date hereof. The Sellers and Stockholder shall act diligently and reasonably (a) to preserve the Purchased Assets, (b) to keep available, if so requested by Buyers, the services of the present personnel of the Centers, (c) to preserve the goodwill of suppliers and customers of the Centers and others having business relations therewith, (d) to comply with all applicable laws, rules and regulations and (e) to prepare and file all tax returns required to be filed. Except as otherwise contemplated by this Agreement or consented to in writing by Buyers, the Sellers shall conduct the Business and operations of the Centers in all material respects only in the ordinary course and substantially as presently operated. Notwithstanding the foregoing, except as otherwise contemplated by this Agreement or consented to in writing by Buyers, neither Seller shall, (i) except in the ordinary course of business, sell, lease, transfer or otherwise dispose of (including transfers to any Affiliates of the Sellers), or mortgage or pledge, or impose or suffer to be imposed any Lien on, any Purchased Assets, or enter into any arrangement to do any of the foregoing; (ii) increase the compensation payable to any employee except raises in the ordinary course consistent with past practice; (iii) enter into any material service or equipment contract; (iv) incur any material loss of customers (defined as any customers, the revenues from which constituted greater than 5% of the total 1995 or total 1996 revenues of either Seller); or
(v) take any action or fail to take any action which would cause any representation made in Article Two not to be true and correct on the Closing Date. Until February 29, 1997, Stockholder and the Sellers shall not (i) sell, agree or offer to sell, or negotiate for the purpose of selling, to any person other than Buyers any material asset of the Sellers, except in the ordinary course of the Sellers' business, or (ii) enter into any joint venture, lease or other agreement or transaction not in the ordinary course of business, or negotiate for the purpose of entering into any such agreement or transaction, or
(iii) take any action which could have the effect of precluding the consummation of the transaction contemplated hereby.

     4.3  Maintenance.  The Sellers shall act reasonably and in accordance with
          -----------
their prior practice with respect to the Business to preserve, maintain in good and usable condition and insure and repair the Purchased Assets in the ordinary course. In the event of any material loss of, or material damage to, the Purchased Assets prior to the Closing, the Sellers shall either pay the lesser of the repair or replacement cost thereof to Buyers at the Closing or, at the option of Buyers, promptly repair or replace the lost or damaged assets in order to minimize the interruption to the Business.

     4.4  Consents and Approvals.  Stockholder and the Sellers shall act
          ----------------------
diligently and reasonably to secure the consents and approvals of any governmental agencies and authorities and any other Persons, as set forth on
Schedule 2.2(B) annexed hereto, required to be obtained to effect the
---------------
transactions contemplated hereby or to otherwise satisfy the conditions set forth in Sections 5.4 and 5.5 hereof, provided that Stockholder and the Sellers shall not make any agreement or understanding affecting the Centers or the Business as a condition for obtaining any such consent or waiver except with the prior written consent of Buyers. Buyers shall act diligently and reasonably to cooperate with Stockholder and the Sellers to obtain the consents or approvals contemplated by this Section 4.4.

     4.5  Renewal of Assumed Contracts.  The Sellers and Stockholder shall keep
          ----------------------------
Buyers fully informed of all significant developments with respect to the renewal of any Assumed Contracts that are scheduled to expire between the date hereof and the Termination Date. The Sellers shall use their best efforts to renew any Assumed Contracts listed on Schedule 1.4(B) hereof that
                                      ---------------
are scheduled to expire during such period on terms no less favorable than those currently prevailing.

     4.6  Retained Liabilities.  The Sellers agree to pay all Retained
          --------------------
Liabilities and to indemnify Buyers from any liability thereunder.

     4.7  Employees.  Each Buyer shall make an offer of employment to each of
          ---------
the Sellers' employees employed at the Center being purchased by such Buyer (the "Employees") for employment by such Buyer at the Center from and after the
 ---------
Closing Date upon such employment terms as are initially no less favorable than the terms of their employment by Sellers. As to any Employees which decide not to enter into Buyers' employ on the Closing Date, the Sellers shall be solely responsible for (i) properly notifying such Employees of their termination, and
(ii) making all severance and other related payments, including but not limited to payments for accrued vacation and accrued sick days, if any.

                                 ARTICLE 5

                      CONDITIONS TO OBLIGATIONS OF BUYERS

          The obligations of Buyers under this Agreement shall be subject, at the option of Buyers, to the fulfillment of each of the following conditions as of the Closing Date:

          5.1  Accuracy of Representations and Compliance with Conditions.  All
               ----------------------------------------------------------
representations and warranties of Stockholder and the Sellers contained in this Agreement shall be true and accurate when made and, except (a) as a result of the taking of any action contemplated hereby or (b) insofar as any representation or warranty relates to any specified earlier date, shall be true and accurate as of the Closing Date, as though such representations and warranties were then made by Stockholder and the Sellers; and Stockholder or the Sellers shall have performed and complied with all of their covenants and agreements set forth in this Agreement to be performed or complied with at or before the Closing.

          5.2  No Changes or Destruction of Property.  Between the date hereof
               -------------------------------------
and the Closing Date, there shall have been (a) no material adverse change in the Business or the Purchased Assets; (b) no federal, state or local legislative or regulatory change materially adversely affecting the Business or the Purchased Assets; (c) no damage, destruction, loss or claim or condemnation or other taking materially adversely affecting the Business or the Purchased Assets; and (d) no lawsuit, proceeding or claim filed or asserted against the Stockholder or the Sellers that, if adversely determined, could reasonably be expected to have a material adverse effect on the Business or the Purchased Assets.

          5.3  Opinion of Counsel for Stockholder and the Sellers.  Buyers shall
               --------------------------------------------------
have received from counsel to Stockholder and the Sellers, an opinion dated the Closing Date in the form set forth in Exhibit B hereto.

          5.4  Necessary Government Approvals.  The parties shall have received
               ------------------------------
all governmental and regulatory approvals, actions and consents, if any, necessary to consummate the transactions contemplated hereby.

          5.5  Necessary Consents.  The parties shall have received written
               ------------------
consents, in form and substance reasonably satisfactory to Buyers, to the transactions contemplated hereby from all Persons whose consent is required therefor, as set forth on Schedule 2.2(B) or otherwise under any Assumed
                          ---------------
Contract.

          5.6  Review of Proceedings.  All actions, proceedings, instruments and
               ---------------------
documents required to carry out the transactions contemplated by this Agreement or any other agreement to be executed and delivered by any of the parties hereunder or in connection herewith shall be subject to the reasonable approval of Buyers' counsel, and Stockholder and the Sellers shall have furnished to such counsel such documents as such counsel may have reasonably requested for the purpose of enabling such counsel to pass upon legal matters incidental thereto.

          5.7  Threatened or Pending Proceedings.  No proceedings shall have
               ---------------------------------
been initiated or threatened by any governmental department, commission, bureau, board, agency or instrumentality seeking to enjoin or otherwise restrain the consummation of the transactions contemplated hereby.

          5.8  Deliveries Complete.  All documents required to have been
               -------------------
delivered by Stockholder and the Sellers to Buyers, including each of the certificates, instruments and documents listed on Schedule 5.8 hereto, and all
                                                  ------------
actions required under this Agreement to have been taken by Stockholder or the Sellers, at or prior to the Closing shall have been delivered or taken.

          5.9  Accounts Payable.  Except for the trade and lender accounts
               ----------------
payable set forth on Schedule 2.14, all trade and lender accounts payable and
                     -------------
any other obligation relating to the Business shall, as of the Closing Date, be current in accordance with their terms.

          5.10  Closing Certificate.  On the Closing Date, the Sellers and
                -------------------
Stockholder shall deliver to Buyers a closing certificate in the form of Exhibit C signed by the President of each Seller and the Stockholder to the effect that:
(a) all
representations and warranties of Stockholder and the Sellers contained in this Agreement are true and correct as if made on and as of such date, except (i) as a result of the taking of any action contemplated hereby and (ii) insofar as any such representation or warranty relates to a specified earlier date; (b) the Stockholder and the Sellers have performed and complied with all of their covenants and agreements set forth in this Agreement to be performed or complied with at or before the Closing; and (c) each of the other conditions precedent to Buyers' obligations to close under this Agreement has been fulfilled.

          5.11  Assumption of Leases.  The landlords for the Premises on which
                --------------------
the Centers are located shall have agreed to the assumption by Buyers of the leases for such Premises.

          5.12  Consulting Agreement. The Stockholder and Buyers shall have
                --------------------
entered into a consulting agreement in the form attached hereto as Exhibit F
                                                                   ---------
(the "Consulting Agreement").
      --------------------

                                   ARTICLE 6

            CONDITIONS TO OBLIGATIONS OF THE SELLERS AND STOCKHOLDER

          The obligations of the Sellers and Stockholder under this Agreement shall be subject, at the option of the Sellers and

Stockholder, to the fulfillment of each of the following conditions as of the Closing Date:

          6.1  Accuracy of Representations and Compliance with Conditions.  All
               ----------------------------------------------------------
representations and warranties of Buyers and MRI contained in this Agreement shall be true and accurate when made and, except (a) as a result of the taking of any action contemplated hereby or (b) insofar as any representation or warranty relates to any specified earlier date, shall be true and accurate as of the Closing Date, as though such representations and warranties were then made by Buyers and MRI; and Buyers and MRI shall have performed and complied with all of their covenants and agreements set forth in this Agreement to be performed or complied with at or before the Closing.

          6.2  Review of Proceedings.  All actions, proceedings, instruments and
               ---------------------
documents required to carry out the transactions contemplated by this Agreement or any other agreement to be executed and delivered by any of the parties hereunder or in connection herewith shall be subject to the reasonable approval of the Sellers' counsel, and Buyers shall have furnished to such counsel such documents as such counsel may have reasonably requested for the purpose of enabling such counsel to pass upon legal matters incidental thereto.

          6.3  Threatened or Pending Proceedings.  No proceedings shall have
               ---------------------------------
been initiated or threatened by any governmental department, commission, bureau, board, agency or instrumentality seeking to enjoin or otherwise restrain the consummation of the transactions contemplated hereby.

          6.4  Opinion of Counsel to Buyers and MRI.  Sellers shall have
               ------------------------------------
received from Werbel & Carnelutti, counsel for Buyers and MRI, an opinion dated the Closing Date in the form set forth in Exhibit D hereto.

          6.5  Deliveries Complete.  All documents required to have been
               -------------------
delivered by Buyers and MRI to the Sellers and Stockholder, including each of the certificates, instruments and documents listed on Schedule 6.5 hereto, and
                                                      ------------
all actions required under this Agreement to have been taken by Buyers and MRI, at or prior to the Closing shall have been delivered or taken.

          6.6  Necessary Government Approvals.  The parties shall have received
               ------------------------------
all governmental and regulatory approvals, actions and consents necessary to consummate the transactions contemplated hereby.

          6.7  Closing Certificate.  On the Closing Date, Buyers and MRI shall
               -------------------
deliver to the Sellers a certificate in the form of Exhibit E signed by the President (or a Vice President) of each

Buyer and MRI to the effect that: (a) all representations and warranties of Buyers and MRI contained in this Agreement are true and correct as if made on and as of such date, except (i) as a result of the taking of any action contemplated hereby and (ii) insofar as any such representation or warranty relates to a specified earlier date; (b) Buyers and MRI have performed and complied with all of their covenants and agreements set forth in this Agreement to be performed or complied with at or before the Closing; and (c) each of the other conditions precedent to Sellers' obligations to close under this Agreement has been fulfilled.

          6.8  Necessary Consents.  The parties shall have received written
               ------------------
consents from all Persons whose consent is required therefor for the assignment and assumption of any Assumed Contract as set forth on Schedule 2.2(B) and the
                                                       ---------------
Sellers shall have obtained releases with respect to such Assumed Contracts.

          6.9 Consulting Agreement. The Stockholder and Buyers shall have
              --------------------
entered into the Consulting Agreement.

          6.10 Offers to Employees. The Buyers shall have made the employment
               -------------------
offers to the Employees pursuant to Section 4.7.

                                 ARTICLE 7

                       TRANSACTIONS SUBSEQUENT TO CLOSING

          7.1  Record Retention; Access.  Buyers shall retain the books and
               ------------------------
records of the Centers and the Purchased Assets transferred to Buyers hereunder for a period of not less than seven (7) years; provided, however, that Buyers shall have the right to dispose of or destroy any such books and records at any earlier time upon giving the Sellers reasonable notice of such intent and the right to obtain from Buyers those books and records which it intends to dispose of or destroy. The Sellers shall have the right, at the expense of the Sellers,

     (i) of reasonable access to and examination of such records and books for a period of seven (7) years from and after the Closing Date upon reasonable notice to Buyers and during normal business hours and

     (ii) to make copies of such of the books, contracts and records included in the Purchased Assets as are in Buyers' possession which relate to any period prior to the Closing, to the Measurement Period and the Annual Period. With the approval of Buyers, which approval shall not be unreasonably withheld or delayed, the Sellers may remove from Buyers' possession the originals of such of the books and records included in the Purchased Assets as the Sellers may require, for use in litigation, provided that the Sellers shall indemnify Buyers against losses, expenses, or damages resulting from the loss, destruction or nonreturn of such books and records.

          7.2  Power of Attorney.  Effective upon Closing, the Sellers
               -----------------
constitute and appoint the Buyers and their respective suc cessors and assigns, the true and lawful attorneys for the Sellers, with full power of substitution, in the name of the Sellers, but on behalf of and for the benefit of and at the expense of the Buyers, to institute and prosecute, in the name of the Sellers or otherwise, all proceedings which the Buyers may deem proper in order to collect, assert or enforce any claim, right or title of any kind in or to the Purchased Assets, to defend and compromise any and all actions, suits or proceedings and to endorse for deposit and collection any and all bank checks, drafts or other orders or instruments for the payment of money, drawn upon the Sellers in respect of any of such Purchased Assets, and to do all such acts and things in relation thereto as the Buyers shall deem advisable. The foregoing powers are and shall be coupled with an interest and shall be irrevocable by the Sellers or by the Sellers' dissolution or in any manner or for any reason. The Buyers shall retain for their own account any amounts collected pursuant to the foregoing powers, including any sums payable in respect thereof, and the Sellers shall promptly pay to the Buyers, when received, any amounts which shall be received by the Sellers in respect of the Purchased Assets as provided herein.

          7.3  Further Actions.  At any time and from time to time after the
               ---------------
Closing, each party hereto agrees, at its own expense (except as otherwise provided herein), to take such actions and to execute and deliver such documents as may be reasonably necessary to effectuate the purposes of this Agreement.

                                   ARTICLE 8

                        CONFIDENTIALITY AND NON-COMPETE

          8.1  Confidentiality.  (a)  Prior to and immediately after the
               ---------------
Closing, no party to this Agreement shall directly or indirectly make or cause to be made any public announcement or disclosure, or issue any notice with respect to this Agreement or the transactions contemplated hereby without the prior consent of the other parties hereto, except for any disclosure or notice required pursuant to applicable securities laws, based upon the advice of MRI's counsel, to be made by MRI, including, but not limited to a press release announcing the transaction contemplated by this Agreement. In the event this Agreement terminates without the purchase and sale of the Purchased Assets having taken place, the parties and their respective Affiliates and Agents will (i) hold in confidence and refrain from using all non-public information received in connection with the transactions contem plated in this Agreement, and (ii) promptly return all such non-public information and any and all copies thereof to the party to which such information relates. The Sellers and the Stockholder acknowledge that the MRI Common Stock is publicly traded and agree to refrain from using non-public information regarding this transaction in connection with the purchase or sale of such securities.

          (b) During the period commencing on the date hereof and ending five years from the date hereof, neither the Sellers or Stockholder nor any Affiliate of the Sellers or Stockholder shall disclose intentionally to anyone, or use or otherwise exploit for the benefit of the Sellers or Stockholder or any Affiliate of the Sellers or Stockholder, or for the benefit of anyone other than Buyers or MRI Group Entities, (i) any confidential information of Buyers or MRI Group Entities relating to the Business or the

Centers, including, without limitation, any trade secrets, customer lists, details of client or consultant contracts, marketing plans, product or service development plans, business acquisition plans of the Buyers or MRI Group Entities related to the Business, or (ii) any portion or phase of any technical information, ideas, "know-how", discoveries, product designs, computer programs (including source or object codes), processes, procedures, formulae or improvements relating to the Centers that is valuable, and whether or not in written or tangible form, and including all memoranda, notes, plans, reports, records, documents and other evidence thereof (all such information, documents and materials being hereinafter called "Confidential Information").

          (c) The foregoing notwithstanding, the term "Confidential Information" does not include, and there shall be no obligation hereunder with respect to, (i) information that becomes generally available to the public, other than as a result of a disclosure by the Sellers or Stockholder or any Affiliate of the Sellers or Stockholder or any agent or other representative thereof, and (ii) business know-how, marketing and development techniques and technical methods applicable to diagnostic imaging businesses generally. Neither the Sellers or Stockholder nor any Affiliate of the Sellers or Stockholder shall have any obligation hereunder to keep confidential any Confidential Information if and to the extent disclosure of any thereof is required by law, and the Sellers or Stockholder or any Affiliate of the Sellers or Stockholder concerned shall provide Buyers with prompt notice of such requirement, prior to making any disclosure, so that the Buyers may seek an appropriate protective or restrictive order.

          (d) At the request of Buyers, the Sellers and Stockholder agree to deliver to Buyers, at any time during the term of this Agreement, all Confidential Information which any of them may possess or control.

          (e) During the period commencing on the date hereof and ending five years from the date hereof, neither the Buyers or MRI shall disclose intentionally to anyone, or use or otherwise exploit for the benefit of Buyers or MRI or any Affiliate of Buyers or MRI, or for the benefit of anyone other than Sellers or Stockholder, any confidential information of Sellers or Stockholder other than information relating to the operations or ownership of the Business or the Centers (all such information, documents and materials being hereinafter called "Sellers Confidential Information"). The foregoing notwithstanding, the term " Sellers Confidential Information" does not include, and there shall be no obligation hereunder with respect to, (i) information that becomes generally available to the public, other than as a result of a disclosure by the Buyers or MRI or any Affiliate of Buyer or MRI or any agent or other representative thereof, and (ii) business know-how, marketing and development techniques and technical methods applicable to diagnostic imaging businesses generally. Neither the Buyers or MRI nor any Affiliate of Buyers or MRI shall have any obligation hereunder to keep confidential any Confidential Information if and to the extent disclosure of any thereof is required by law, and the Buyers or MRI or any Affiliate of Buyers or MRI concerned shall provide Sellers with prompt notice of such requirement, prior to making any disclosure, so that the Sellers may seek an appropriate protective or restrictive order.

          8.2  Non-Competition/Noninterference.  During the period commencing on
               -------------------------------
the date hereof and ending five years from the date hereof, neither the Sellers or Stockholder nor any Affiliate of the Sellers or Stockholder shall, directly or indirectly:

          (a) anywhere within a ten (10) mile radius of the Centers own, manage, operate, advise (whether or not for compensation), control, or invest or acquire an interest in any business, or otherwise engage or participate in, whether as a proprietor, partner, stockholder, director, officer, Key Employee, joint venturer, lender, advisor, consultant, investor or other participant, in any business (a "Competitive Business") which competes, directly or indirectly, with the Business of the Centers.

          (b) solicit, induce or influence any customer, supplier, or any other person or entity which has a business relationship with Buyers or any MRI Group Entity to discontinue or reduce the extent of such relationship with Buyers or any MRI Group Entity; or

          (c) (i) recruit, solicit or otherwise induce or influence any employee of Buyers or any MRI Group Entity to discontinue such employment with Buyers or any MRI Group Entity or any radiologist who, at the time has a business relationship with Buyers or any MRI Group Entity, from discontinuing such relationship with Buyers or an MRI Group Entity, or (ii) employ or seek to employ, or cause any Competitive Business or permit any Competitive Business to employ or seek to employ, any person who is then (or was at any time within six months prior to the date any Seller, the Stockholder or any Affiliate of Sellers or Stockholder or the Competitive Business employs or seeks to employ such person) employed by Buyers or any MRI Group Entity.

          (d) Notwithstanding the foregoing, the provisions of this Section 8.2 will not be deemed breached because any Seller or the Stockholder or any Affiliate of Sellers or Stockholder beneficially owns, in the aggregate, not more than 5% of the outstanding common stock of a corporation, if, at the time of its acquisition by such Seller, Stockholder or Affiliate, such stock is listed on a national securities exchange, is reported on Nasdaq or is regularly traded in the over-the-counter market by a member of a national securities exchange.

          8.3  Breaches of Article 8. In the event that any party or parties
               ---------------------
hereto shall breach any of the provisions of this Article 8, or in the event that any such breach is threatened by such parties, in addition to and without limiting or waiving any other remedies available to the other parties at law or in equity, the other parties shall be entitled to immediate injunctive relief in any courts having the capacity to grant such relief, to restrain any such breach or threatened breach and to enforce the provisions of this Article 8. The parties hereto acknowledge and agree that there is no adequate remedy at law for any such breach or threatened breach and, in the event that any action or proceeding is brought seeking injunctive relief, the parties shall not use as a defense thereto that there is an adequate remedy at law.

                                   ARTICLE 9

                                INDEMNIFICATION

          9.1  Indemnity by the Sellers and Stockholder.  Each Seller, severally
               ----------------------------------------
with respect to the Center and Purchased Assets owned by it, and Stockholder, jointly and severally with each Seller with respect to the Center and Purchased Assets owned by such Seller, agree to indemnify and hold harmless Buyers and their successors and assigns and Buyers' and their respective officers, directors, controlling Persons (if any), employees, attorneys, agents, Affiliates, partners and stockholders, in each case past, present, or as they may exist at any time after the date of this Agreement (including Buyers, the "Buyer Indemnitees") against and in respect of any and all:

          (a) claims, suits, actions, proceedings (formal and informal), investigations, judgments, deficiencies, damages, settlements, liabilities, losses, costs and legal and other expenses arising out of or based upon (i) any breach of any representation, warranty, covenant or agreement of either Seller or the Stockholder contained in this Agreement or in any other agreement executed and delivered by either Seller or the Stockholder hereunder or in connection herewith, (ii) all Retained Liabilities and any other obligation or liability of the Sellers of any nature, accrued or contingent, not assumed by Buyers in accordance with Section 1.4 of this Agreement; and

          (b) claims, suits, actions and proceedings, including, but not limited to, professional liability claims of Persons not a party to this Agreement and related investigations, judgments, deficiencies, damages, settlements, liabilities, losses, costs and legal and other expenses arising therefrom and from events occurring on or prior to the Closing Date relating to the Purchased Assets or the operation or conduct of the Business other than the Assumed Liabilities.


Notwithstanding the foregoing, Buyers shall not be entitled to indemnification for any amounts with respect to which Buyers are actually reimbursed under an insurance policy.

          9.2  Indemnity by Buyers and MRI.  Each Buyer, severally with respect
               ---------------------------
to the Center and Purchased Assets being purchased by it, and MRI, jointly and severally with each Seller, agree to indemnify and hold harmless the Sellers and Stockholder and their successors and assigns and its partners, controlling Persons (if any), employees, attorneys, agents, Affiliates, partners (including the Sellers and Stockholder, the "Seller Indemnitees") against and in respect of any and all:

          (a) claims, suits, actions, proceedings (formal and informal), investigations, judgments, deficiencies, damages, settlements, liabilities, losses, costs and legal and other expenses arising out of or based upon (i) any breach of any representation, warranty, covenant or agreement of Buyers or MRI contained in this Agreement, or in any other agreement executed and delivered by Buyers or MRI hereunder or in connection herewith and (ii) the Assumed Liabilities pursuant to Section 1.4 of this Agreement; and

          (b) claims, suits, actions and proceedings (formal and informal) of Persons not a party to this Agreement and related investigations, judgments, deficiencies, damages, settlements, liabilities, losses, costs and legal and other expenses arising from events occurring after the Closing Date relating to the Purchased Assets or the operation or conduct of the Business except to the extent that same results from the breach of any representation or warranty of Stockholder or the Sellers hereunder.

          9.3  Defense of Claims.  Any Buyer Indemnitee or Seller Indemnitee
               -----------------
(the "Indemnified Party") seeking indemnification under this Agreement shall give to the party obligated to provide indemnification to such Indemnified Party (the "Indemnitor") a notice (a "Claim Notice") describing in reasonable detail the facts giving rise to any claim for indemnification hereunder promptly upon learning of the existence of such claim. Upon receipt by the Indemnitor of a Claim Notice from an Indemnified Party with respect to any claim of a third party, such Indemnitor may assume the defense thereof with counsel reasonably satisfactory to the Indemnified Party and, in such event, shall agree to pay and otherwise discharge with the Indemnitor's own assets all judgments, deficiencies, damages, settlements, liabilities, losses, costs and legal and other expenses related thereto; and the Indemnified Party shall cooperate in the defense or prosecution thereof and shall furnish such records, information and testimony and attend all such conferences, discovery proceedings, hearings, trials and appeals as may be reasonably requested in connection therewith. If the Indemnitor does not assume the defense thereof, the Indemnitor shall similarly cooperate with the Indemnified Party in such defense or prosecution. The Indemnified Party shall have the right to participate in the defense or prosecution of any lawsuit with respect to which the Indemnitor has assumed the defense and to employ its own counsel therein, but the fees and expenses of such counsel shall be at the expense of the Indemnified Party unless (i) the Indemnitor shall not have promptly employed counsel reasonably satisfactory to such Indemnified Party to take charge of the defense of such action or (ii) such Indemnified Party shall have reasonably concluded that there exists a significant conflict of interest with respect to the conduct of such Indemnified Party's defense by the Indemnitor, in either of which events such fees and expenses shall be borne by the Indemnitor and the Indemnitor shall not have the right to direct the defense of any such action on behalf of the Indemnified Party. The Indemnitor shall have the right, in its sole discretion, to settle any claim solely for monetary damages for which indemnification has been sought and is available hereunder, provided that the Indemnitor shall not agree to the settlement of any claim which constitutes the subject of a Claim Notice which settlement in the reasonable opinion of the Indemnified Party would have an adverse continuing effect on the business of the Indemnified Party without the prior written consent of the Indemnified Party. The Indemnified Party shall give written notice to the Indemnitor of any proposed settlement of any suit, which settlement the Indemnitor may, if it shall have assumed the defense of the suit, reject in its reasonable judgment within 10 days of receipt of such notice. Notwithstanding the foregoing the Indemnified Party shall have the right to pay or settle any suit for which indemnification has been sought and is available hereunder, provided that, if the defense of such claim shall have been assumed by the Indemnitor, the Indemni fied Party shall automatically be deemed to have waived any right to indemnification hereunder.

                                   ARTICLE 10

                                 MISCELLANEOUS

          10.1  Bulk Sales Laws.  Buyers and MRI waive compliance by the Sellers
                ---------------
with any applicable bulk sales law and Sellers and Stockholder hereby agree to indemnify Buyers and MRI from any liability thereunder.

          10.2  Expenses.  Each party hereto shall pay its own expenses incident
                --------
to the negotiation, preparation and consummation of this Agreement and all other agreements, instruments and documents executed and delivered by it hereunder or in connection herewith, including all fees and expenses of its or their respective counsel and accountants, whether or not the transactions contempla ted hereby or thereby are consummated.

          10.3  Survival.  The representations, warranties, covenants and
                --------
agreements contained in or made pursuant to this Agreement shall survive the Closing, except to the extent that they relate to a specified earlier date.

          10.4  Entire Agreement; Modification.  This Agreement (including the
                ------------------------------
Schedules and Exhibits hereto) sets forth the entire understanding of the parties with respect to the subject matter hereof, supersedes all existing agreements among them concerning such subject matter and may be modified only by a written instrument duly executed by each party hereto.

          10.5  Notices.  Any notice given pursuant to this Agreement to any
                -------
party hereto shall be deemed to have been duly given when mailed by registered or certified mail, return receipt requested or by national overnight courier, or when hand delivered as follows:

               If to any Seller or the Stockholder:

               675 Camino DeLos Mares #101
               San Clemente, CA 92673
               Attention: Mr. Joseph Payne

               If to Buyers or MRI:

               c/o Medical Resources, Inc.
               155 State Street
               Hackensack, New Jersey 07601
               Attention:  Mr. William D. Farrell

               with a copy to:

               Werbel & Carnelutti
               711 Fifth Avenue
               New York, New York 10022
               Attention:  Stephen M. Davis, Esq.

or at such other address as either such party shall from time to time designate by written notice, in the manner provided herein, to the other party hereto. All references to days in this Agreement shall be deemed to refer to calendar days, unless otherwise specified.

          10.6  Waiver.  Any waiver must be in writing, and any waiver by any
                ------
party of a breach of any provision of this Agreement shall not operate as or be construed to be a waiver of any other breach of that provision or of any breach of any other provision of this Agreement. The failure of a party to insist upon strict adherence to any term of this Agreement on one or more occasions will not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.

          10.7  Binding Effect; Assignment.  (a)  Neither this Agreement nor any
                --------------------------
of the rights, interests or obligations hereunder shall be assigned by either of the parties hereto without the prior written consent of the other party, and any purported assignment without such consent shall be void.

          (b) This Agreement shall be binding upon and inure to the benefit of the parties hereto and their successors and assigns.

          10.8  Separability.  If any provision of this Agreement is invalid,
                ------------
illegal or unenforceable, such provision shall be ineffec tive to the extent, but only to the extent of, such invalidity, illegality or unenforceability, without invalidating the remainder of such provision or the remaining provisions of this Agreement, unless such a construction would be unreasonable.

          10.9  Headings.  The headings in this Agreement are solely for
                --------
convenience of reference and shall be given no effect in the construction and interpretation of this Agreement.

          10.10  Counterparts.  This Agreement may be executed in any number of
                 ------------
counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

          10.11  Governing Law.  This Agreement shall be construed and enforced
                 -------------
in accordance with the laws of the State of California, without giving effect to conflict of laws.

          10.12  Incorporation by Reference.  The Schedules and Exhibits
                 --------------------------
attached hereto and the letters referred to herein as having been executed or delivered concurrently with the execution of this Agreement are an integral part of this Agreement and are incorporated herein by reference.

          10.13  Definitions.  As used herein, the following terms shall have
                 -----------
the meanings herein specified unless the context otherwise requires. Defined terms in this Agreement shall include in the singular number the plural and in the plural number the singular.

          "Affiliate" of a Person shall mean any other Person controlling,
           ---------
controlled by or under common control with such Person.

          "Key Employee" shall mean any person who is employed in a management,
           ------------
executive, supervisory, marketing or sales capacity for another person.

          "Knowledge of the Sellers" shall mean the knowledge actually possessed
           ------------------------
by a person in an executive or management capacity of the Sellers.

          "Market Value" shall mean, with respect to any trading day, the
           ------------
average of the closing price per share of the MRI Common Stock on the five consecutive trading days ending on such date. The closing price for each such day shall be the last sale price regular way or, in case no such sale takes place on such day, the average of the closing bid and asked prices of such MRI Common Stock, in either case on The Nasdaq Stock Market or the principal securities exchange on which the shares of MRI Common Stock are listed or admitted to trading.

          "MRI" - Medical Resources, Inc., a Delaware corporation.
           ---

          "MRI Group Entity" - any entity in which the Buyers, MRI, any direct
           ----------------
or indirect subsidiary of MRI, or any such other entity has a significant direct or indirect equity or financial interest at any time during the term of this Agreement.

          "Person" shall mean and include any individual, partner ship, firm,
           ------
corporation, association, joint venture, trust or other entity, or any government or political subdivision or agency, department or instrumentality thereof.

          "Proprietary Rights" means any copyrights, trademark, trade name,
           ------------------
service mark, service name, trade secret, know-how, confidential information or other intellectual property.

          IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first written above.

                         DEDICATED MEDICAL IMAGING,
                          SAN CLEMENTE, INC.


                         By:_____________________________
                            Name:
                            Title:


                         LONG BEACH RADIOLOGY CENTER, LTD.


                         By:_____________________________
                            Name:
                            Title:



                         ________________________________
                         STOCKHOLDER:  Joseph Payne



                         SAN CLEMENTE RESOURCES, INC.


                         By:_____________________________
                            Name:
                            Title:

                         LONG BEACH RESOURCES, INC.


                         By:_____________________________
                            Name:
                            Title:

                         MEDICAL RESOURCES, INC.


                         By:_____________________________
                            Name:
                            Title: